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                                                                    EXHIBIT 99.1

            Glatfelter Announces the Retirement of Robert P. Newcomer

York, PA (January 15, 2003) - Glatfelter has announced the retirement of Robert Newcomer, President and Chief Operating Officer, effective June 30, 2003.

Mr. Newcomer began his career at Glatfelter in 1972 and throughout his tenure, held increasingly responsible positions, including Controllership positions and Executive Vice President and CFO. His responsibilities have spanned the financial functions and all operational aspects of the Company.

Commenting on the retirement, Mr. George Glatfelter II, Chairman and Chief Executive Officer, said, "We wish Bob well in his retirement and thank him for his many years of dedicated service to our Company."

He continued, "In addition to being a trusted business advisor to me, Bob has been instrumental in the growth of the Company through his leadership in the acquisition of Schoeller and Hoesch in 1998, our first international business venture. His leadership was also evident on the IMPACT project, which implemented a new technology system for the business using SAP software and led to the development of more efficient business processes throughout the Company." Mr. Newcomer also serves on the board of directors for Burnham Corporation, York Hospital, York Health Foundation and Crispus Attucks.

Prior to retirement, Mr. Newcomer will also continue to serve as interim CFO until a new CFO has been selected and effectively transitioned into the Company. In this role, he will continue to provide financial leadership, and will assist in the CFO search process.

George H. Glatfelter II, Chairman and Chief Executive Officer, will also assume the role of President upon Mr. Newcomer's retirement.

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GLATFELTER ANNOUNCES THE RETIREMENT OF ROBERT P. NEWCOMER - ADD 1


Glatfelter also announced today that Dante C. Parrini, Vice President - Sales and Marketing, has been promoted to the newly created position of Senior Vice President and General Manager. He will report to Mr. Glatfelter. Mr. Parrini, who joined the Company in 1998, will oversee Glatfelter's global sales and marketing, new product development, operations and supply chain functions.

Mr. Parrini earned a B.S. in marketing from Gannon University and M.B.A. from the University of New Hampshire.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines.

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